Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Can-Fite Biopharma Ltd. for the registration of up to $100,000,000 of its securities and to the incorporation by reference therein of our report dated June 1, 2020, with respect to the consolidated financial statement of Can-Fite Biopharma Ltd. included in its Report (Form 6-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission on June 1, 2020.

Tel-Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer Kost Forer Gabbay & Kasierer
September 25, 2020	A Member of Ernst & Young Global